Exhibit 99.1

Media Contact:
Ruthann Baler
Commonwealth Creative Associates
(508) 620-6664
ruthannb@commcreative.com

CNB Financial Continues Asset Growth in 2nd Quarter 2006

Assets Exceed $287 Million; Up 25% From Previous Year

Worcester, Mass. — August 2, 2006 — CNB Financial Corp., (OTCBB:CFNA) the parent company for Commonwealth National Bank (Commonwealth), announced increased pre-tax earnings of $251,000 for the three months ended June 30, 2006. That contrasts with $215,000 for the same period in 2005. The 2nd quarter 2006 financial results also denote the eleventh consecutive quarter of profits for Commonwealth National Bank, a wholly-owned subsidiary of CNB Financial Corp., which commenced business in December of 2001.

Other highlights for the 2nd quarter 2006 include:

•	Net interest income for the 2nd quarter equaled $2.1 million compared to $1.8 million for the same quarter 2005, a 15 percent increase

•	Total assets reached $287.3 million, 25 percent higher than the $229.1 million level on June 30, 2005.

•	Total loans equaled $196.7 million, an 18 percent jump since June 30, 2005 while total deposits grew to $210.4 million, up 16 percent since June 30, 2005.

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Net income per share for the second quarter of 2006 was $0.06 compared to $0.10 for the same period of 2005.  The 2005 period includes zero tax expense due to the impact of the valuation reserve for the tax-loss carry-forwards.  Because the 2006 period included $122,000 (or $0.06 per share) of income taxes, the second quarter pre-tax net income amounted to $0.12 per share versus $0.10 per share for the same period in 2005.

The second-quarter 2006 results continue the trend of increasing assets and quarterly profits for Commonwealth, which opened for business in December of 2001. “We continue to grow and achieve success by offering a community-based banking option for Central Massachusetts,” said Commonwealth President and CEO Charles Valade. “Our new branches will allow us to expand our geographic reach and therefore our ability to offer our superior customer service to an expanded area within Worcester County.”

Commonwealth opened its fifth branch at 1393 Grafton Street in Worcester on July 17th. A grand opening celebration at the new branch -- to which the public is invited -- will be held on August 5th. The bank plans to open its sixth branch, in West Boylston, later this year.

Common Stock Warrants of CNB Financial Corp. Common Stock expire September 30, 2006. Warrant holders have until that date to exercise the warrants. Four warrants are required to purchase one share of CNB Financial Corp. common stock at $11 per share.

About CNB Financial Corp. and Commonwealth National Bank

Commonwealth National Bank, a wholly-owned subsidiary of CNB Financial Corp., opened its doors in December 2001. It was the first new bank started in the Worcester area in more than 15 years. Recognized for its personalized service, state-of-the art products and experienced bankers, Commonwealth has branches in Worcester at 33 Waldo Street, One West Boylston Street and 1393 Grafton Street, as well as at 564 Main Street in Shrewsbury and at 701 Church Street in Northbridge.

For more information about Commonwealth National Bank and CNB Financial Corp., including detailed financial information, please visit: www.commonwealthworcester.com

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Certain statements in this press release, including statements regarding the anticipated development and expansion of the Bank’s business, and the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements